EXHIBIT 10.2
FINAL: December 1, 2005
EXHIBIT A
AMENDMENT TO AGREEMENT REGARDING CLOSING
     This agreement (“Agreement”) is entered into as of the date set forth below between John Garamendi, Insurance Commissioner of the State of California (“Insurance Commissioner”), in his capacity as Trustee of the Mission Insurance Company Trust (“MIC Trust”), the Mission National Insurance Company Trust (“MNIC Trust”), and the Enterprise Insurance Company Trust (“EIC Trust”) (the Insurance Commissioner as Trustee shall be referred to herein as the “Trustee”), on the one hand, and Covanta Holding Corporation (“Covanta”), formerly known as Danielson Holding Corporation (“Danielson”) and as Mission Insurance Group, Inc., on the other hand (collectively the “Parties”).
Definitions
     1. “Affiliated Group” shall mean the affiliated group of corporations of which Covanta or its successor is the common parent in respect of any tax period, as defined in section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”).
     2. “Consolidated Return(s)” shall mean the Income Tax returns, statements, schedules, forms, and reports filed with the Internal Revenue Service by, or on behalf of or with respect to, the Affiliated Group.
     3. “Effective Date” is defined in paragraph 9.
     4. “Income Taxes” shall mean state, local, and U.S. federal income taxes, interest, and penalties thereon.
     5. “IRS” shall mean the Internal Revenue Service.

     6. “Latent Deficiency Claims” shall have the same meaning as described in paragraphs 29 and 30 of the Rehabilitation Plan Implementation Agreement.
Recitals
     WHEREAS, on October 31, 1985, on the application of the Insurance Commissioner, the Superior Court for the County of Los Angeles (“Liquidation Court”) issued an order that placed Mission Insurance Company, Mission National Insurance Company, and Enterprise Insurance Company into conservation proceedings in the case captioned, Insurance Commissioner of the State of California v. Mission Insurance Company, et al., case number C572 724. As of December 13, 1989, the Insurance Commissioner, as Liquidator of Mission Insurance Company, Mission National Insurance Company, and Enterprise Insurance Company, and as Conservator of Mission American Insurance Company and Compac Insurance Company, entered into that agreement with the Missouri Insurance Director as receiver of Holland America Insurance Company and Mission Reinsurance Corporation, and with Mission Insurance Group, Inc., entitled the Agreement of Reorganization, Rehabilitation, and Restructuring (the “RRR Agreement”). On April 25, 1990, the Final Order of Rehabilitation was issued by the Liquidation Court, which had the effect, inter alia, of entering a rehabilitation order as to Mission Insurance Company, Mission National Insurance Company and Enterprise Insurance Company, and, upon closing of the transactions described in the RRR Agreement, resulted in the creation of the MIC Trust, the MNIC Trust, and the EIC Trust (collectively the “Trusts”), pursuant to the agreement of each of the Trusts.
     WHEREAS, on August 9, 1990, the Parties entered into the Agreement Regarding Closing (“Closing Agreement”) to implement and amend the RRR Agreement, pursuant to which the Parties agreed, inter alia, (1) that in the event the Affiliated Group is required to pay any federal, state, or local income taxes for any reason on any income of the grantor derived from the activities of the EIC Trust, the MIC Trust, or the MNIC Trust, the respective Trust shall be obligated to remit such taxes to the Trust’s respective grantor (“Grantor”), such amounts to constitute an administrative cost of the Trust; (2) that in the event of any administrative procedure or litigation with the IRS (or other taxing authority) concerning the federal, state, or local income taxation of the Trust or of any Grantor or other “designated person” with respect to Trust income, all reasonable costs, including attorneys’ fees, with respect to such administrative procedure or litigation, shall be paid by the trustee of the Trust from Principal or Income (as defined in Section 2.7 of each Trust) of the Trust; and (3) that in the event that a determination is made by the IRS or a court of appropriate jurisdiction that a Grantor is not the “grantor” of the respective Trust, the Trustee (on behalf of the Trust) and the Grantor shall file all returns, pay taxes, and report all distributions from the Trust in accordance with that determination.
     WHEREAS, the Parties entered into the Rehabilitation Plan Implementation Agreement (“Implementation Agreement”) on even date herewith.
     WHEREAS, Covanta or its successor corporation (“Parent”) is the common parent corporation of the Affiliated Group.
     WHEREAS, such Affiliated Group has filed a Consolidated Return in past years and will be required to file a Consolidated Return in future years, and the Affiliated Group is required to report the income, gains, deductions, credits and losses (collectively the “Tax Items”) attributable to the activities of the Trusts in the Consolidated Return for the Affiliated Group so long as the Trusts are subject to the grantor trust rules of section 671 through 678 of the Code.

     WHEREAS, it is the Parties’ expectation that the case of the Trusts pending before the Liquidation Court (case C572 724) will close by December 31, 2005, but it is expected that the Trusts will continue in existence for Income Tax purposes for some period of time thereafter, subject to the oversight of the Trustee. During such time, Parent will provide administrative services as provided in the Latent Deficiency Claims Administration Procedures Agreement with respect to Latent Deficiency Claims.
     WHEREAS, pursuant to paragraph 51 of the Implementation Agreement, the Parties have agreed to enter into this Agreement, which is attached as Exhibit A to the Implementation Agreement and which amends the Closing Agreement and the RRR Agreement in certain respects.
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties, intending to be legally bound, hereto agree as follows:
     (1) Filing of Consolidated Return and Payment of Taxes. Except as specifically provided herein, Parent shall have sole responsibility for and control over the preparation and filing of all Consolidated Returns with respect to the Affiliated Group. Parent shall timely and accurately file such Consolidated Returns and pay to the IRS any amounts shown as due thereon. So long as the Trusts are grantor trusts, Parent shall include all Tax Items attributable to the Trusts in the filing of such Consolidated Returns as required by the grantor trust rules of sections 671 through 678 of the Code.
     (2) Audits of Consolidated Return. Parent shall have the sole responsibility for and control over the conduct and disposition of (A) any audit, conference, or other proceeding with the IRS, and (B) any judicial proceedings concerning the determination of the federal Income

Tax liabilities (including the Tax Items of the Trusts) of any member or members of the Affiliated Group (including any successor members thereof). The Trustee agrees to provide all requested documentation and assistance requested by Parent in connection with its conduct of the foregoing activities, provided such request is reasonable in scope as well as reasonable in time and expense. Parent agrees not to take a position in connection with any proceeding described in this paragraph that (i) results, directly or indirectly, in an increase in taxable income of the Grantor derived from the Trust’s activities in any taxable year preceding the taxable year ending December 31, 2004 except to the extent that Parent agrees to pay any increase in tax liability for such taxable years, or (ii) jeopardizes the grantor trust status of the Trusts in any taxable year. From and after the date this Agreement is entered into, the Trustee also agrees not to propose to Parent any changes that increase the tax liability for a respective Trust, for taxable years before the taxable year ending December 31, 2004.
     (3) Copy of Consolidated Return. Parent shall provide the Trustee a complete copy of the Consolidated Return (as filed) and any amended Consolidated Return for periods beginning with the Effective Date within fifteen (15) days after the Consolidated Return or amended Consolidated Return is filed with the IRS. Parent shall keep the Trustee reasonably informed as to any developments concerning the filed Consolidated Returns, including but not limited to, the receipt of any notices of deficiency, notices of audit, revenue agent’s reports, and information document requests, and the receipt or sending of any correspondence with the IRS regarding the Trusts’ Tax Items but exclusive of any material subject to an existing attorney-client privilege. The Trustee shall take reasonable steps to insure that all such Income Tax information provided by Parent will be kept confidential and shall not be disclosed, except as required by law.
     (4) No Obligation to Reimburse Parent for Income Taxes. The obligation of each of the Trusts to reimburse its respective Grantor (or its successor) for any Income Taxes of Parent or any other member of the Affiliated Group for Income Taxes attributable, directly or indirectly, to the Tax Items of the Trust that the Grantor is required to include on its returns pursuant to sections 671 through 678 of the Code set forth in Section 8.3 of the Closing Agreement shall be terminated beginning with the Income Taxes due for the taxable year ending on December 31, 2004, so that the Trustee shall have no obligation to Parent or any other member of the Affiliated Group for Income Taxes due for the taxable year ending on December 31, 2004 and subsequent tax periods.
     (5) Maintenance of Trusts. Notwithstanding anything to the contrary in this Agreement, the RRR Agreement and the Final Order of Rehabilitation (and all related documents), other than as described in the Closing Agreement, Parent shall take no action that will terminate the grantor trust status of any of the Trusts, unless (i) Parent notifies the Trustee in writing at least 60 days before taking any such action; and (ii) the Trustee, in his sole discretion, consents thereto in writing. Furthermore, unless the Trustee waives the required action, Parent shall timely take or cause other members of the Affiliated Group to take all action necessary to terminate grantor trust status of the Trusts in the event Parent is determined to be insolvent within the meaning of section 108(d)(3) of the Code. Should Parent be determined to be insolvent, the Trustee shall be notified in writing within 10 days of such determination and will have 10 days from the date of notification to determine whether to waive the required actions herein.
     (6) Indemnification. Parent shall indemnify and hold harmless the Trusts and the Trustee from any claims, demands, losses, liabilities, attorneys’ fees, costs, incidental damages, actual damages, or consequential damages imposed on the Trustee or the Trusts for Income Taxes the Trusts may be required to pay that are attributable to income reportable in the Consolidated Return for taxable years beginning with the taxable year ending on December 31, 2004. This indemnification specifically includes the amount, if any, assessed against the Trustee on the basis of personal liability under 31 U.S.C. section 3713. The Trustee shall keep Parent reasonably informed as to any developments concerning any potential demand for Income Taxes, including all penalties, additional taxes, and interest thereon, reimbursable under this paragraph, including but not limited to, the receipt of any notices of audit, information document requests, revenue agent’s reports, notices of deficiency, or other correspondence or communication with the IRS or comparable state or local tax authority and shall permit Parent to exercise its rights under paragraph 2, above. The Insurance Commissioner and the Trustee may retain counsel of their own choosing the costs of which will be reimbursed under this paragraph. If the Insurance Commissioner or the Trustee selects the California Attorney General’s office as his counsel, then Covanta shall reimburse the fees and costs associated with that office at the rate that office charges (or attributes to) the Insurance Commissioner or the Trustee.
     (7) Disclosure on Consolidated Return. Parent shall include with the Consolidated Returns filed for the appropriate taxable years a disclosure statement, which disclosure shall include at a minimum a statement substantially similar, in all material respects, to the disclosure described below. In addition, Parent shall not make any disclosure in the Consolidated Return which is contrary to the statements set forth below.
     (a) For the taxable year ending December 31, 2005 (and for any amended return for the taxable year ending December 31, 2004), and for each other succeeding taxable year ending prior to the taxable year described in paragraph (b) below:
     “Pursuant to the order of the Superior Court for the County of Los Angeles in case C572 724, “Insurance Commissioner of the State of California v. Mission Insurance Company, et al., dated ___, the Enterprise Insurance Company Trust, the Mission Insurance Company Trust and the Mission National Insurance Company Trust (which are grantor trusts whose income, deductions, gains and losses are included in the Consolidated Group) have an obligation, inter alia, with respect to certain claims (in amounts and as defined in the Order), and the reserves of the insurance operations of these grantor trusts include an estimate of the liabilities related to such claims.”
     (b) For the taxable year(s) in which Parent stock is allocated and the stock-for-debt exception is applied to the Latent Deficiency Claims:
     “The taxable income of the Affiliated Group as reported reflects the fact that stock eligible for the stock-for-debt exception to the discharge of indebtedness income rules of former section 108(e)(10)(B) was distributed to holders of certain claims (in amounts and as defined in the Order dated ___, which was issued by the Superior Court for the County of Los Angeles in case C572 724), the liabilities for which had been reflected in the reserves of the insurance operations. The stock-for-debt exception (including its requirements that applied prior to its repeal), as in effect prior to the amendments to section 108 by P.L. 103-66, is applicable to the payment of these liabilities with such stock.”
     (8) Amendment of Closing Agreement. The provisions set forth in Section 8.3 of the Closing Agreement with respect to the Trustee’s obligation to reimburse the Grantor for Income Taxes shall be deemed modified as set forth by this Agreement beginning with the taxable year in which this Agreement is first effective.
     (9) Effective Dates. If the conditions precedent set forth in paragraphs 53 and 54 (other than paragraphs 53(iii) and 54(iii)) of the Implementation Agreement are fully satisfied or waived, this Agreement shall be effective beginning with the taxable year ending on December 31, 2004, and will terminate beginning on the first day in which all of the Trusts are no longer in existence for Income Tax purposes or no longer qualify as grantor trusts under the Internal Revenue Code (under the conditions set forth in paragraph (5)). However, notwithstanding such termination, the obligations of the Trustee pursuant to paragraph (2) of this Agreement shall continue to be in effect for so long as any taxable period in which the Tax Items attributable to the activities of the Trust were included in the Consolidated Return remains open for assessment and collection under the Code. Any amounts owed with respect to the periods before the taxable year ending on December 31, 2004, shall be allocated pursuant to Section 8.3 of the Closing Agreement without modification by this Agreement.
     (10) Preparation of Consolidated Returns. The Trustee shall provide to Parent detailed and accurate information as reasonably required or appropriate to enable Parent to prepare the Consolidated Return no later than 5 1/2 months after the close of the taxable year. Such information shall be provided to Parent in the form and manner prescribed by Parent or otherwise in the form and manner as mutually agreed. Parent shall provide the Trustee with a copy of the draft Consolidated Return and a schedule that identifies the Tax Items attributable to the activities of the Trusts 30 days before the Consolidated Return is due to be filed (with authorized extensions.) Should the Trustee have any objection to the Trusts’ Tax Items as reported on the Consolidated Return, the Trustee shall notify Parent in writing as soon as possible but not later than 10 days prior to the due date (with extensions) of filing the Consolidated Return.
     (11) General Cooperation. The Parties agree to cooperate in the implementation of this Agreement and to provide such assistance as may reasonably be requested by each other in connection with the preparation of any Consolidated Return, audit, or judicial or administrative proceeding or determination relating to a liability for taxes, including reasonable access to and assistance in identifying and interpreting the books and records, financial statements and work papers, as well as the execution of documents and the performance of other acts reasonably necessary to accomplish the purposes of this Agreement.
     (12) Validity of Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
     (13) Disputes. The Parties shall make good faith efforts to resolve any dispute or difference between the Parties with respect to the operation or interpretation of this Agreement pursuant to the decision of a person mutually approved by Parent and the Trustee.

John Garamendi, Insurance Commissioner of the State of California, in his capacity as Trustee of the MIC Trust, the MNIC Trust, and the EIC Trust.

/s/ David E. Wilson	January 10, 2006

David E. Wilson, Special Deputy Insurance Commissioner	Date

Covanta Holding Corporation

By:	/s/ Craig D. Abolt

Title:	Senior Vice President and Chief Financial Officer	Date